March 20, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2019 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for February 2019. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $785.3 billion increased 7% over February 2018 and 3% over January 2019. Financial assets under management of $136.7 billion increased 4% over February 2018 and 2% over January 2019. The growth of client assets was driven by the net addition of financial advisors in the Private Client Group, along with equity market appreciation.

“As previously mentioned, net revenues for the quarter will be negatively impacted by a sequential decline in asset management fees, as Private Client Group assets in fee-based accounts began the quarter 8% lower than the immediately preceding quarter, compounded by the quarter having two fewer billable days than the preceding quarter,” said Chairman and CEO Paul Reilly.

Record net loans at Raymond James Bank of $20.1 billion were up 12% over February 2018 and 1% over January 2019.

“Clients’ domestic cash sweep balances decreased from the preceding month as equity market conditions improved and clients continued to increase their allocations to other investments, a trend that has persisted in March,” said Reilly. “Importantly, the activity levels for financial advisor recruiting and the M&A business remain strong.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,800 financial advisors throughout the United States, Canada and overseas. Total client assets are $785 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	February 28, 2019	February 28, 2018	January 31, 2019	February 28, 2018	January 31, 2019
Client assets under administration	$785.3	$731.7	$765.2	7%	3%
Private Client Group assets under administration	$749.7	$697.3	$729.6	8%	3%
Private Client Group assets in fee-based accounts	$371.0	$324.4	$360.0	14%	3%
Financial assets under management	$136.7	$131.9	$133.7	4%	2%

Raymond James Bank loans, net	$20.1	$17.9	$20.0	12%	1%

Clients’ domestic cash sweep balances (1)	$43.2	$43.3	$44.4	—	(3)%

(1)
Clients’ domestic cash sweep balances are deposited or invested in the Raymond James Bank Deposit Program, Client Interest Program and/or money markets as part of our sweep program, depending on the clients’ elections.